Exhibit 11.2



                          EARNINGS PER SHARE
                      FULLY DILUTED COMPUTATION
             Years Ended June 30, 1997, 1996 and 1995
        ($ in millions, except share and per share amounts)


                                            1997         1996          1995
                                           ------       ------       -------
Basis for computation of earnings per
  common and common equivalent shares:
    Earnings from continuing operations    $185.7       $153.7       $136.7
    Deduct dividends on 4 Percent
      cumulative preferred stock              (.4)         (.4)         (.4)
                                           -------      -------      -------
    Earnings from continuing operations
      available for common shareholders     185.3        153.3        136.3
    Discontinued operations                   4.4         58.2         43.6
                                           -------      -------      -------
    Available for common shareholders      $189.7       $211.5       $179.9
                                           =======      =======      =======



Number of common and common equivalent
  shares:
    Weighted average shares outstanding    73,837,424   75,183,729   76,687,154
    Shares issuable upon exercise of
      stock options, net of shares
      assumed to be repurchased             1,334,525    1,309,994    1,089,504
                                           ----------   ----------   ----------
                                           75,171,949   76,493,723   77,776,658
                                           ==========   ==========   ==========


Earnings per common and common
  equivalent share:
    Continuing operations                  $2.46        $2.00        $1.75
    Discontinued operations                  .06          .76          .56
                                           ------       ------       ------
    Net earnings                           $2.52        $2.76        $2.31
                                           ======       ======       ======

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